Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. Approved for Listing on Nasdaq

BOCA RATON, FL / May 23, 2017 / Celsius Holdings, Inc. (CELH), the makers of CELSIUS®, a leading fitness drink ideal for the active lifestyle, today announced confirmation that its application to list the company's common stock on the NASDAQ Capital Market® has been approved by The NASDAQ Stock Market LLC.

Celsius’ common stock will begin trading on the NASDAQ Capital Market at the opening bell on May 24, 2017, keeping its present ticker symbol, CELH. The Company’s common stock will continue to trade on the Over-the-Counter OTXQX® Best Market until the market close on May 23, 2017.

"We are pleased to reach this important corporate milestone. Up-listing to the NASDAQ Capital Market is a major achievement for Celsius and a testament to the business vision. Celsius has made significant progress in all areas of the organization over the last several years as we are expanding our global distribution and gaining a favorable brand image with our consumers," said John Fieldly, interim Chief Executive Officer and Chief Financial Officer, Celsius Holdings, Inc. "Transitioning to the NASDAQ supports our evolution as a public company and will allow us to communicate with a broader audience. We believe this increases our appeal to institutional investors, enhances trading liquidity, and broadens awareness of the CELSIUS brand and fundamentally enhances the value of our company. CELSIUS product portfolio is positioned to capitalize on today’s consumer trends and we look forward to our next chapter of our company’s future.”

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ: CELH), founded in April, 2004, is a global company, with a proprietary, clinically proven formula for flagship brand CELSIUS®. Celsius Holdings, Inc., has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven or innovative in its category, and offers significant health benefits.

CELSIUS®’ original line comes in seven delicious sparkling and non-carbonated flavors, and in multi-count powder packets. CELSIUS®’ new natural line, is also available in six refreshing flavors: three sparkling - grapefruit, cucumber lime, orange pomegranate and three non-carbonated - pineapple coconut, watermelon berry and strawberries & cream. The natural line is also naturally caffeinated and naturally sweetened as well.

CELSIUS® has no preservatives, no aspartame, no high fructose corn syrup, is non-GMO, with no artificial flavors or colors, and is very low in sodium. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free. Sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, the Fresh Market, and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaws and others. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides to the consumer.

For more information, please visit www.celsiusholdingsinc.com

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